                                                        FORM 10-Q PAGE 16


EXHIBIT II
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
                        STATEMENTS OF PER SHARE EARNINGS


                                  Quarter ended                Six months  ended
                               -------------------------      --------------------
                                   June 30,   June 30,        June 30,   June 30,
                                     1996       1995            1996      1995
                               ------------  -----------     --------  -----------

  Earnings per common share
  Primary                               .43          .25          .74          .46
  Fully diluted                         .43          .24          .74          .45

Weighted average common
   shares outstanding:
   Primary                          824,911      803,867      827,893      803,867
   Fully diluted                    824,911      832,935      827,893      832,935

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